Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named as a person who will be appointed to the Board of Directors of Veritone, Inc., a Delaware corporation (the “Company”), and to all other references to me, in the Company’s Registration Statement on Form S-1 (File No. 333-) filed with the U.S. Securities and Exchange Commission under the Securities Act, and any and all amendments thereto and in any registration statement for the same securities offering filed pursuant to Rule 462(b) under the Securities Act and any and all amendments thereto (collectively, the “Registration Statement”). I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: April 24, 2017	/s/ Jeff Gehl

Jeff Gehl